EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Hollinger International Inc.:

     We consent to the incorporation by reference in the registration statements No. 333-17111, 333-84868, 333-82356 and 333-75536 on Form S-3 and No. 33-88810 on Form S-8 of Hollinger International Inc. of our report dated March 17, 2003 with respect to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Hollinger International Inc.

     Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, as of January 1, 2002.

     Our report states that the consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years ended December 31, 2001 and 2000 have been restated.

/s/ KPMG LLP

March 31, 2003
Chicago, Illinois